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                                                                  EXHIBIT 10.18


                         NON BINDING HEADS OF AGREEMENT

       This document forms the basis of an agreement between the parties but is not intended to form a binding contract.


The parties:

Template Software Inc of Dulles, Virginia, USA

and Milestone Software GmbH of Neuss, Germany


DEFINITIONS

For the purpose of this agreement the following definitions shall hold true:

"Template" shall mean Template Software Inc of Dulles, Virginia, USA
"TSG" shall mean Template Software GmbH, a new joint venture company Inc in
  Germany
"Milestone" shall mean Milestone Software GmbH
"Territory" shall mean Germany and Austria


PREAMBLE

Both parties have agreed that they wish to form a joint venture (TSG) to represent Template's interests in the Territory and to market Template's products, solutions and related services exclusively into the Territory. This joint venture will be owned 51% by Template and 49% by Milestone and its sole business purpose shall be the sale and marketing of Template's products, solutions and related services. Milestone Software shall act as a sales agent and preferred consultancy partner for TSG although TSG shall deal directly with all 3rd parties and shall be free to enter into partnership relationships with other companies. This document forms the basis of the Joint Venture Agreements which will be entered into by the parties to effect the formation of TSG.


TERM

The initial term of the JV agreements between the parties shall be one year from signature and they shall automatically renew for subsequent years unless terminated in accordance with the cancellation terms of the agreements or the purchase of Milestone's holding as provided for in the Exit Vehicle section herein.


STRUCTURE OF TSG

The ownership of TSG shall be 51% Template, 49% Milestone.

The Board of directors shall consist of 4 people, Chairman: E. Linwood Pearce, CEO of Template; other Directors: Richard H. Collard, Vice President of European Operations for Template; Heinz-Dieter Dietrich, President of Milestone; and one other to be advised representing Milestone.

Heinz-Dieter Dietrich shall take the role of General Manager of TSG and shall be responsible for selecting his replacement subject to Board approval after 12 months.

All administrative services including Accounting, Personnel Management, TAX/Audit, Secretarial Support, Office Premises (TSG shall be entitled to use space in all Milestone offices), Administration shall be provided by Milestone for a fixed charge per full time employee on a monthly basis. This charge shall be 4066 DM per month initially and shall be agreed at the commencement of each year.

Initial cash funding for TSG for at least the first year shall be provided by Milestone.

All debts owing to Milestone shall be subordinate to debts to third parties--no preference shall be given to Milestone.


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                             Template Software and Milestone Heads of Agreement
                                                            Subject to Contract

The operating personnel shall be initially selected by Milestone. A minimum of three professionals shall be hired initially, this number to grow in accordance with revenue. Further hires will be selected by the management of TSG and shall be subject to approval by the Board.
The Business Plan of TSG for the first year shall be in line with the Business Plan submitted by Milestone appended to this document, subject to final approval by the Board of Directors of TSG.


PRICING/COMMISSION STRUCTURE

The following transfer prices, commission payments and discounts shall operate.

Licence Sales

While the initial JV agreements are in force, without material amendment, TSG shall pay licence fees to Template at a rate of 35% of the International List Price ruling at the time of shipment to the End User, or other price as shall have been previously agreed by Template. Payment shall be due to Template 30 days after receipt by TSG of the media containing the Template software. No shipment shall be made unless TSG has procured a Software Licence executed by the End User with Template.

For sales of licences where the order has been taken by Milestone (although invoiced by TSG) a commission of 20% of the final invoice price shall be payable to Milestone by TSG as a sales commission.

Training

TSG shall operate as an exclusive agent for the provision of training and related services in the Territory. TSG shall ensure that all personnel involved in training are properly accredited and have successfully attended the course necessary to attain such accreditation.

Template shall provide services and consumables at the following rates to support TSG in training in Template's products in the territory:

For the training of TSG's personnel consumables shall be supplied at cost and the out of pocket expenses of the training personnel supplied by Template shall be charged but there will be no charge for their time.

For the training of Milestone personnel consumables shall be supplied at cost, training personnel shall be supplied at their cost to Template, on a daily basis, and their out of pocket expenses shall be charged at cost.

For the training of End User customers consumables shall be supplied at cost, training personnel shall be supplied at their cost to Template, on a daily basis, and their out of pocket expenses shall be charged at cost and in addition Template shall charge an additional fee such that Template makes a 20% profit on the transaction.

Consultancy Services

Template shall provide TSG with a reasonable amount of consultancy support to assist their pre sales effort at no charge to TSG save that TSG shall be expected to meet the cost of internal travel and subsistence within the Territory. In the event that extended support is necessary for example for the building of prototypes for demonstration to End Users, then Template shall in its sole discretion be entitled to charge TSG for the costs of the consultant's time and out of pocket expenses. Long term consultancy for the development of applications for which TSG shall receive payment from End Users will be provided at Template's normal commercial rates.




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                             Template Software and Milestone Heads of Agreement
                                                            Subject to Contract

MARKETING

Collateral

Template shall supply small quantities of all support documentation and literature. TSG shall be responsible for translation and production of local language literature which shall substantively provide the same information, without embellishment, and shall be in style consistent with Template's house style as defined by Template's marketing department.

Promotion

Template shall be responsible for global marketing at its own expense. TSG shall be responsible for local promotion and marketing which shall be consistent with Template's standard house style insofar as local practice permits. Template will authorise TSG to use Template's logo, name and other trademarks during the life of the agreements. Such right shall be immediately revoked if the agreements are cancelled for any reason.

Licensing

Template shall provide TSG with free of charge copies of Template's licensed products for use in marketing and sales activities and for use in building demonstration prototypes which are not charged to the End User. The development of chargeable pilots or applications for sale to the End User or paid work by TSG consultants on the End User's site requires the purchase of a Development Licence for each developer at normal rates. While licences purchased by TSG may be used internally to develop multiple applications for End Users there must be at least one Development Licence purchased for and assigned to each deployed application for the purposes of application maintenance and support. This licence may be purchased by either the End User or by TSG depending on who is maintaining the application.

Runtime licence fees shall be payable for all deployed applications in accordance with Templates standard licensing terms.

EXIT VEHICLE

It is agreed that Template shall have an option to purchase the share of TSG held by Milestone in accordance with the following terms:

During the first year of operation Template shall only be able to buy out Milestone at a price negotiated by agreement.

During the second year of operation Template may purchase the Milestone share at a price equivalent to valuing TSG at 3 times sales revenue provided that the acquisition of TSG at that price is not dilutive for Template.

During the 3rd year of operation Template may purchase the Milestone share at a price equivalent to valuing TSG at 2 times sales revenue provided that the acquisition of TSG at that price is not dilutive for Template.

For subsequent years Template may purchase the Milestone share at a price equivalent to valuing TSG at 1 times sales revenue provided that the acquisition of TSG at that price is not dilutive for Template. At any time the parties may agree to the buy out at a price not provided by the above terms by mutual agreement.

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                            Template Software and Milestone Heads of Agreement
                                                           Subject to Contract

TERMINATION

Notwithstanding the provision of the Exit Vehicle clause of the agreement, the JV agreements may be terminated by either party for cause on ninety days written notice to the other for any of the following reasons (termination not to be effective if the cause is corrected within the ninety day period):

If any of the parties become insolvent, petition for bankruptcy, apply for protection from creditors, failure to pay debts when due.

If any of the parties materially fail in their duties as set out in this agreement, such failure not being rectified within 90 days of notification by the other party that such failure has occurred.

Effect of termination

Should the agreement be terminated in accordance with this clause then the following actions will occur:

If termination is not due to the insolvency of Template, Template shall revoke the right for TSG to offer Templates products solutions and related services, revoke the right to use Template's trademarks, trading name etc. The right to trade in the Territory using the name Template Software shall pass to Template. In addition TSG shall pass to Template full information regarding all customers and potential customers for Template's products, solutions and related services in the territory. Template will take on the responsibility for ongoing support for all existing customers.

AGREEMENT TIMETABLE

The timetable of events agreed by the parties to bring about the establishment of the Joint Venture is as follows:

BY 14 OCTOBER 1996

Terms of Heads of Agreement shall be finally agreed and the document shall be signed.

14 OCTOBER to 1ST DECEMBER

Drafting and negotiation of final contract terms.

From 14th October to 1st January 1997 Milestone Software shall act as Template's representative in the Territory under the same basic terms and conditions as provide by this document for TSG and in accordance with the Business Plan appended to this document.

1ST DECEMBER

Signing of Joint Venture Contracts

1ST JANUARY 1997

TSG commences official trading.



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                              Template Software and Milestone Heads of Agreement
                                                             Subject to Contract



signed

for and on behalf of Template Software US,



/s/ E. Linwood Pearce                      Date: 10/11/96
------------------------------------------       --------
E. Linwood Pearce, Chief Executive Officer





for and on behalf of Milestone Software GmbH



/s/ Heinz-Dieter Dietrich        Date: 10/11/96
--------------------------------       --------
Heinz-Dieter Dietrich, President





Attachments:
Template Standard Licensing Agreement
Milestone Business Plan for Template Germany




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